P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
October 29, 2015		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) declared a quarterly cash dividend of $0.15 per common share on October 22, 2015, payable on November 23, 2015 to shareholders of record on November 9, 2015.
This dividend represents a payout of approximately $2.8 million, or 67% of Peoples’ reported third quarter 2015 earnings. Based on the closing stock price of Peoples’ common shares of $21.94 on October 28, 2015, the quarterly dividend produces an annualized yield of 2.73%.
Peoples Bancorp Inc. is a diversified financial products and services company with $3.2 billion in assets, 82 locations and 81 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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